UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2005

GENVEC, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-24469	23-2705690
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

65 West Watkins Mill Road
Gaithersburg, MD
(Address of principal executive offices)

20878
(Zip code)

(240) 632 0740
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.05 Costs Associated with Exit or Disposal Activities.

On October 18, 2005, GenVec, Inc. (the “Company”) announced that it had entered into a non-binding letter of intent to sell to a third-party buyer the assets and technology related to its myoblast cell therapy program to treat congestive heart failure. Under the terms of the non-binding agreement, the Company will assign all key licenses and use agreements relating to the program to a newly formed company in exchange for a royalty on all future product and process sales revenue or license sales revenue generated from the program.

The Company will provide support to its myoblast cell therapy program through November 15, 2005, the anticipated closing date for the transaction. If a sale of the myoblast cell therapy program is not completed, the Company intends to discontinue the myoblast cell therapy program and concentrate its resources on its remaining gene-based product candidates and programs.

The Company expects to accrue a fourth quarter charge of approximately $1 million primarily relating to staff termination costs and continuing lease obligations. The Company estimates these cash charges to be made up of approximately $150,000 in staff termination costs, approximately $100,000 in equipment disposal costs and approximately $750,000 in continuing lease obligations for the Charlestown, MA facility through October 6, 2006. In addition, if the transaction with the buyer closes, the Company will record an additional non-cash write-off of intangible assets and deferred revenue totaling approximately $1.5 million.

A copy of the Company’s press release dated October 18, 2005 is filed herewith as Exhibit 99.1 and incorporated by reference.

Section 9       Financial Statements and Exhibits
Item 9.01       Financial Statements and Exhibits.

        (c)   Exhibits
                       99.1 Press Release dated October 18, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its hehalf by the undersigned hereunto duly authorized.

GenVec, Inc.

Date: October 18, 2005	By:	/s/ Jeffrey W. Church
Jeffrey W. Church Chief Financial Officer, Treasurer and Corporate Secretary